Exhibit 4.48

Contract Registration No.:

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TECHNICAL SERVICE AGREEMENT
(Including Technical Training and Technology Intermediary Services)

Registered (seal)

Project Name:	Agreement 08DX104 on Interactive Voice Response Service

Principal:	China Mobile Telecommunications Group Corporation (Beijing) Co., Ltd.
(Party A)

Agent:	Beijing AirInbox Information Technologies Co., Ltd.
(Party B)

Place of Execution: Haidian District, Beijing
Date of Execution: November 1, 2008
Validity Term: November 1, 2008 to November 1, 2009

CMBJ-2008-00006320-SW-00000645-QIVR-006

Cooperation Agreement on Interactive Voice Responses Services

Contract No.: Agreement No.:

Party A:China Mobile Telecommunications Group Corporation (Beijing) Co., Ltd.	Party B: Beijing AirInbox Information Technologies Co., Ltd

Address: 7, Dongzhimen Nandajie, Dongcheng District, Beijing, China	Address: 33/F, Tengda Building, 168 Xiwai Dajie, Haidian District, Beijing, China

Post code: 100007	Post code: 100044

Tel: 86-10-65546699	Tel: 010-88576000

Fax: 86-10-65541330	Fax: 010-88575900

Bank of deposit: ICBC Beijing Branch, Chang’an Sub-branch	Bank of deposit: ICBC Capital Indoor Stadium Sub-branch

Account No.: 054018-32	Account No.: 0200053719200031688

 As a mobile communication operator, China Mobile Telecommunications Group Corporation (Beijing) Co., Ltd (“Party A”) provides paid communication channels and billing platform to various providers of application services.

Beijing AirInbox Information Technologies Co., Ltd. (“Party B”), a company engaged in communication value-added service approved by the telecommunication authorities, offers value added voice service to CMCC Users through    Party A. Both Parties have, on the principles of mutual benefits, complementing each other for mutual promotion and jointly seeking development, and through full and amicable consultations, reached an agreement as follows on the matters regarding engaging in business of interactive voice response:

I.	Basic Description of Cooperation Business

1.	Basic Conditions of Cooperation

1)
Party B shall be qualified for information service business operation, and provide interactive voice response and a complete after-sales service system in accordance with the Value-Added Telecommunication Business License of the People’s Republic of China and relevant laws and regulations such as Measures on Management of Telecommunication Business License. Such information provided by Party B and the information sources shall comply with the provisions of national laws and violate no one’s legal interests.

2)	Party B shall provide Party A with a written and elaborate statement of businesses.

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3)
At the initial stage of business operation, Party B shall provide various information services and application services to customers of CMCC. Party B shall provide the Interactive Voice Response (IVR) service to CMCC Users (“Users”) through the SMS channel and voice channel of Party A.

II.	Rights and Obligations of Party A

1.	Party A, as the communication channel operator of value added voice service, shall exercise its rights and obligations in accordance with Monternet SP Cooperation and Management Measures.

2.
Party A shall allow Party B to connect its network to provide Users with value added voice service. Party A may adjust voice traffic from time to time in line with the network capacity and, if such adjustment will affect business of Party B, give a timely prior notice to Party B.

3.
Party A shall provide Party B with an IVR access number of 1259056 and relevant network interface, and ensure stability of the use of said number. The service period of the number shall coincide with the term of this Agreement. If Party A withdraws the number before expiration thereof, a one month written notice shall be given to Party B, and Party A shall cease use of the number three months after receiving written acknowledgement of Party B. If the number is withdrawn or adjusted according to government’s requirement, it will be ceased or adjusted on the date notified by Party A.

4.
Party A shall be responsible for the construction and operation of a complete GSM mobile communication system and ensure stable and smooth information transmission. If Party B notifies Party A of any unsmooth communication detected, Party A shall promptly solve such problem to prevent any adverse effect on the business of Party B.

5.
Party A shall open to Party B relevant technical protocol and interface standards of its network. Party A shall provide Party B with technical documents necessary for performance of the Parties and promptly solve any problem of Party B in communication.

6.	Party A shall be responsible for providing software and hardware systems necessary for its network and assume the corresponding operating cost.

7.	Party A shall be responsible for improving its own billing system when necessary at its own cost.

8.
Party A shall provide billing and collection agency service to Party B. Party A shall be responsible for inspecting business status of Party B, ensuring accuracy of billing information and transmitting bills of Users to Party B promptly.  Party A shall provide Users with clear IVR fee receipts and provide the information fee bills of Users at the request of Users.

9.
Party A shall, upon expiration of each fee payment period, provide Party B with relevant data of the Users defaulting payment of information service fee, so as to enable Party B to take actions against such Users accordingly.

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10.	Party A shall manage the business forms, contents and promotion methods provided by Party B, and formulate relevant methods and rules on the management.

11.
Party A is entitled to punish Party B for its violation of provisions on business forms, contents and promotional methods. See Monternet SP Cooperation and Management Measures of Party A for relevant provisions.

III.	Rights and Obligations of Party B

1.
Party B shall be responsible for developing and maintaining its own software and hardware, including but not limited to all hardware, system debugging and testing, opening, system maintenance, day-to-day business management, market development involved in this project and their costs.

2.
Party B shall provide CMCC users with contents and application services within the scope agreed upon. Party B shall ensure the legality, timeliness and reliability of information source. It also guarantee that it hold legal qualification and authorization to provide businesses under the Contract, and the information contents provided do not violate relevant policies, laws and regulations of the State, as well as legal interests of other person(s). All the consequences caused by the methods or contents of information provided by Party B shall be solely assumed by Party B.

3.	Party B shall provide business forms complying with relevant voice service rules provided of Party A.

4.
Party B shall only use the number provided by Party A to conduct the business agreed herein Party B shall not adjust such number or provide businesses other than the ones agreed under the Agreement without written consent from Party A.

5.	Party B shall provide business contents complying with Content Management Regulations of Party A.

6.
Party B shall abide by Advertisement Law, Law of the PRC on the Protection of the Rights and Interests of Consumers and relevant laws and regulations in their publicity activity, and shall not violate the management measures and rules of Party A.

7.	Party B shall assume relevant responsibilities in accordance with the regulations of Party A for any violation in its form, contents and promotion of business.

8.
Party B shall take necessary measures to effectively control the Users defaulting payment of information service fee. Party B shall not send any information to any user defaulting payment of information fee, or allow any users defaulting payment of information fee to order any information for other users. If Party B sends information to such defaulting users or allows them to use IVR service thereof while knowing such default, Party A is entitled to claim compensations from Party B for its economic loss incurred from such default of payment by users and terminate this Agreement.

9.
Party B shall submit itself to adjustments to voice traffic made by Party A in emergencies to ensure normal and stable voice service. Any dispute with users arising therefrom shall be settled between the Parties through amicable negotiation.

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10.
Party B shall not send to any user any information not approved by Party A, such advertisement, through the communication channel provided by Party A. Party B shall not use such communication channel provided by Party A to provide any payment collection service or any business not approved by Party A.

11.	Party B shall assume transmission cost for interconnecting its equipments with Party A network and other costs.

12.
During the term of this Agreement, Party B shall be obligated to provide Party A with reports, at its request, on such data as user development status, user classification, user habits and business outlook projection. Party A shall be obligated to keep confidential such data in accordance with Article 10 hereof.

13.	Any business publicity activity and promotional measures of Party B shall be reported to Party A in advance for approval before implementation.

14.	Party B shall compensate Party A in full losses incurred thereto by Party B’s fault.

15.
Party B shall ensure the accuracy of its information in SIMS system, including without limitation, company name, address, tax account No., telecom value added service permit No. , contact and so on. And such information shall be immediately updated upon the change of Party B’s information. Party B shall take full responsibilities for loss caused because Party B fails to update its information in time.

16.
Party B shall log in SIM system everyday to check notices, announcement and other information issued by Party A and respond in time. Party B shall take full responsibilities for loss caused because Party B fails to check information in SIMS system.

IV.	Rights and Responsibilities of the Parties

1.
Party B shall be responsible and liable for any user dispute in connection with the content of information or service. Party A shall be responsible and liable for any user dispute in connection with the network of Party A. Any user dispute arising from unsmooth transmission between the Parties shall be dealt with by the Party held liable when the causes are identified by the Parties. Any user dispute arising from unsmooth transmission due to any third party causes shall be solved between the Parties through negotiation.

2.
The contents and applications provided by Party B shall not exceed the scope set forth in the Monternet SP Cooperation and Management Measures, or otherwise Party A may terminate this Agreement and Party B shall be liable for breach hereof.  Party A may supervise business operation of Party B, and the latter shall provide assistance to Party A to avoid any adverse effect of Party B business operation on normal operation of Party A. If Party B breaches this Agreement in its business operation, which causes any adverse effect on normal operation of Party A, Party A may terminate this Agreement and Party B shall be liable for compensations.

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3.
Party B shall not increase or decrease part of the business in connection with the cooperation, or change the price of part of the business without the written consent from Party A, and shall give Party A a one-month formal written notice of its intent, if any. If Party A agrees to such change by Party B in the price of part of the business, Party A shall give Party B a written notice to implement price change. If Party A agrees on addition of part of the business by Party B, Party B shall test such additional business and provide Party A with regular test reports, and shall not launch such business on the market and offer to users before approval of Party A.

V.	Earnings of the Parties

1.	Party A shall charge its mobile users for using the IVR service hereunder at the following rates:

(1)	Rates for users using the service in the local province as calling party

Peak Hours: RMB 0.3/min.

Off-Peak Hours: RMB 0.15/min.

Off-peak hours mean 23:00 ~ 7:00, except in Xinjiang Uygur Autonomous Region and Tibet Autonomous Region where the period shall be delayed for 2 hours due to time difference.

(2)	When users use this service in a roaming province as the calling party, the rate shall be RMB 0.5/min.

(3)	When the users use this service as the called party, the rate of the phone fee currently in force shall apply.

(4)	Users during outbound or inbound international roaming have no access to IVR service.

(5)	One-minute communication fee will be charged for any use of said service less than one minute.

2.
The information service fee incurred during the mobile user uses any service hereunder shall be determined by Party B according to relevant regulations of Party A and Party B shall report detailed charging rates to price authorities.

3.
Party A shall provide Party B with information service fee billing and collection service.  All the information service fees incurred from the use of IVR service by users across the country, as recorded in the monthly accounts, shall be the information service fees receivable. Party A shall pay 70% of such information service fees receivable to Party B, with the remaining 30% payable by Party B to Party A as the billing and collection service fee.

VI.	Settlement Method

1.	Settlement Point: To be set under the requirements of Party A.

2.	Settlement Method

CMBJ-2008-00006320-SW-00000645 Page 5

Party B equipments are interconnected via optical fibers with the mobile data network of Party A and the billing information provided by Party A shall be final.

(1)
The billing period shall commence on 00:00 of the first day of each month and end at 24:00 of the last day of the same month. For monthly settlement method, the settlement period shall be from the 15th day to the end of each month. The fees incurred from the first day to the last day of a month shall be settled in the immediate next month. After expiration of each normal billing period, Party A shall calculate the information fee of the corresponding month receivable by Party B, based on which the settlement shall be made between the Parties.

(2)
The billing system of Party A settles the total amount of the IVR information fee receivable of the present month, and Party A shall pay Party B 70% of such total amount of the information fee and request the service sector invoice therefrom.

(3)
The Parties shall strictly follow requirements on the method and period of settlement during settlement and payment. If Party A fails to pay the settlement amount within the specified timeframe, it shall pay the Party B a penalty equal to 1‰ of the amount payable for each day of delay, except for the overdue caused by delayed delivery of invoice.

3.
Notwithstanding any dissidence against the bill of the previous month, Party B shall issue the invoice to Party A before the 18th day (the date when the invoice is delivered to the place designated by Party A) each month, and Party A shall pay Party B the settled information fee in the invoice amount conforming to the reconciliation statement, by the end of the same month after receiving the lawful invoice issued by Party B. That is to say, no matter whether the Parties are able to complete reconciliation or not in due course, settlement shall be made based on the amount indicated on the reconciliation statement, and any deficiency or excess thereof determined in reconciliation shall be paid or refunded in the next period or later.

VII.	Customer Services

To ensure normal use of IVR service by customers, the Parties shall maintain a long-term, stable, convenient and effective customer service system.

1.
Party B shall ensure that all customers fully understand the price, content and the way of providing service before using the IVR service, and shall not provide service until receiving customer’s confirmation.

2.
Any IVR SMS and voice service received by user must be the information proactively demanded or subscribed by the user, or information bought by another user for such user. If a user demands service for another user, the receiving user shall not assume the corresponding expense.

3.	Party B shall ensure the appropriateness and legality of the information content when providing IVR service to users, and Party A is entitled to monitor and manage the IVR content provided by Party B.

4.	Party B shall not increase user's consumption by extending user’s waiting time or inducting user to participate with false promotion such as false minimum bonus.

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5.	Party A will take action against Party B’s breach in accordance with the relevant provisions of Monternet SP Cooperation and Management Measures and this Agreement.

6.
The customer service center 10086 of Party A and its main business outlets shall be responsible for dealing with customer consultation and complaints about the IVR service, and forward any question or problem on information content and service to the customer service center of Party B. Party B shall assign full time persons to deal with customer complaints and ensure that any such customer complaint will be solved within three days upon reception thereof.

7.	Party A shall only be responsible for dealing with the consultation and complaints of customers arising from problems in the communication network.

8.
Party B shall be liable for assisting Party A to settle user complaint caused by Party B's fault and providing corresponding system data and proof, and shall compensate user by strictly following the relevant requirements of Party A’s management measures.

9.	Party B shall open a 24-hour service hotline and disclose the number to customers through its website or external promotional materials.

VIII.	Confidentiality Provision

1.
“Proprietary Information” refers to the information which one party obtains from the other party (“Disclosing Party”) in the process of cooperation that is developed, created and found by the Disclosing Party, or is known, or assigned to the disclosing party and is commercially valuable to the disclosing party. The Proprietary Information includes but not limited to business secrete, intellectual property, technical secret, as well as the technical parameters, standards and documents provided by Party A for Party B in the light of this Agreement.

2.
The Parties shall keep confidential their own and the other Party’s Proprietary Information such as intellectual property and business secret. Any Party shall keep confidential any Proprietary Information of the other Party and not disclose to third parties any Proprietary Information involving technical or business secret of the other Party without written consent of the other Party.

3.
The Parties shall keep confidential this cooperation and the content hereof. Without prior written consent of the other Party, no Party shall disclose to any third party this cooperation and the content of this Agreement between the Parties.

4.	These non-disclosure provisions shall not terminate due to the termination hereof; instead they are valid permanently.

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IX.	Liability for Breach of Contract

Any Party failing to perform any provision hereunder shall be deemed in breach of this Agreement. Any Party receiving a detailed written notice of such breach from the other Party shall, if such breach is confirmed to be true, correct such breach within twenty days and notify the other Party in writing. If the alleged breach is proved not exist, the notified Party shall provide a written dissidence or explanation to the other Party within twenty days. In such case, the Parties may settle such issue through negotiation and, if such negotiation fails, shall be solved in accordance with the dispute resolution provision hereunder. The breaching Party shall bear any and all the economic losses incurred to the observant Party due to its breach hereof.

X.	Exemption

Where the Parties or a Party cannot perform obligations hereunder in part or in whole due to any force majeure event, none of the Parties shall be held liable for breach hereof, provided that the affected Parties or Party shall provide a notice to the other Party within fifteen days after occurrence thereof together with relevant supporting documents. The affected Party or Parties shall continue to perform this Agreement after the effect of such force majeure event ceases.

XI.	Settlement of Disputes

Any dispute arising from or in connection with performance of this Agreement may be settled through amicable negotiation between the Parties. If such negotiation fails, either Party may refer such dispute to Beijing Arbitration Commission for arbitration in accordance with the arbitration rules thereof. The arbitration award shall be final and binding upon both Parties.

XII.	Term of Agreement

This Agreement shall come into force on November 1, 2008 and expire on November 1, 2009. Either Party shall, within thirty days prior to the expiration of term hereof, inform the other Party in writing of termination of this Agreement. Otherwise, the term hereof shall automatically be extended for six months. The times for extension are unlimited, with six months for each. A Party having any dissidence shall notify the other Party thirty days before expiration of this Agreement or the present extension hereof through SIMS system or in writing, and so the Agreement will expire on the expiration date of this Agreement or the present extension. Both Parties shall deal with other affairs rising from this Agreement upon the expiration hereof. This Agreement shall be valid until both Parties have fully performed all obligations under this Agreement and all payments and compensations between the two Parties have been settled.

XIII.	Validity, Change, Termination and Extension of the Agreement

1.
This Agreement shall be in quadruplicate (each containing 11 pages), and become effective upon signature and sealing by duly authorized representatives of the Parties. Party A shall hold three copies and Party B shall hold one copy, each being equally valid.

2.	The appendix to this Agreement shall constitute an integral part hereof and bear the same legal effect as this Agreement.

3.
During the term of this Agreement, the Parties may change relevant provisions hereof or terminate this Agreement through amicable negotiation. Any Party intended to change or terminate this Agreement shall give a 30-day written notice to the other Party. Any Party terminating this Agreement at its sole discretion shall compensate the other Party for any and all the losses incurred thereto.

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4.
During the cooperation hereunder, Party B shall not send to users any irrelevant information, such as ads, through the communication channel provided by Party A. Once detected, any such activity shall result in compensation by Party B for the financial losses incurred to Party A and entitle Party A to terminate this Agreement.

5.
If Party B breaches the provisions of this Agreement and hence causes prosecution of any third party, user complaint or government punishment, Party B shall assume full responsibility and Party A is entitled to terminate this Agreement.

6.
Any Party directly or indirectly breaching any provision hereof or failing to perform its obligations hereunder, or failing to make timely and full performance of such obligations, shall be deemed to breach this Agreement. The observant Party shall be entitled to give the breaching Party a written notice requesting the breaching Party to correct such breach and take sufficient, effective and timely actions to eliminate any effect thereof and compensate the observant Party for any loss incurred from such breach. If the breaching Party fails to correct such breach within ten days upon receiving the said notice, the observant Party may terminate this Agreement at its sole discretion by sending notice through SIMS system (which is deemed as successfully delivered after sending) or by giving a written notice and hold the breaching Party liable for breach hereof.

China Mobile Telecommunications Group Corporation (Beijing) Co., Ltd.
(Corporate Seal)
Authorized Representative: (signature)

Beijing AirInbox Information Technologies Co., Ltd.
(Corporate Seal)
Authorized Representative: (signature)

No. 06, Haidian Local Tax Bureau, Beijing
Special seal for stamp tax, payment received
Tax amount seal 1,296.15
WSPZZ: No. 1768484
January 13, 2009

CMBJ-2008-00006320-SW-00000645 Page 9

Appendix: Anti-Corruption Agreement

This Agreement is made for the purpose of maintaining fair competition in commercial activities and achieving good faith, resistance to corruption, high efficiency and win-win pattern in both parties’ business association.

1.
Both Parties shall abide national laws and regulations in the cooperation, and do business in accordance with Law of the People's Republic of China for Countering Unfair Competition, Law of the People's Republic of China on Tenders and Bids, Interim Provisions on Prohibition of Commercial Bribery and other relevant laws and regulations.

2.
Follow the principle of fairness, impartiality and openness in the verification of bid invitation qualification, bidding, bid opening and bid evaluation and forbid operations under the table. Supervisory department or authorized officer of Party A shall monitor bid projects in accordance with relevant regulations, carefully investigate, fairly deal with and timely respond the complaints and reports concerning tender and bid of Party B.

3.
Related personnel of both parties and their relatives shall not accept cash, valuable objects, and securities, etc. from any counter party, request or accept any financial aids for house construction and fitment, wedding and funeral, abroad travel and so on from any counter party, shall not make their relatives to engage in the activities related to the cooperation of both Parties, accept kickbacks, participate any entertainment, banquet or trip affecting fair performance of their duties, and shall not apply for reimbursement for personal expenses.

4.	Related personnel of both parties shall not negotiate or reach agreements on material supply, number and quality in private for personal profit.

5.	Party B shall not subcontract any accepted project (including engineering, maintenance, supervision, design and system integration) by violating regulations or without explicit consent from Party A.

6.
Do nothing violating commercial ethics, disturbing normal competition order and compromising both Parties’ image; no bidding collusion or disclosure of other party’s secrets; reject no fair competition from other, and no false or deliberately overrated budget, tender and pricing in business.

7.
If any Party takes any action violating above clause or other commercial ethics or market rules, the cooperation between two parties on such project with violation or similar project will cease upon verification.

8.	Both Parties are obliged to report any bribery, irregularity or gross misconduct of the other Party to the supervisory departments of the other Party or competent authority.

9.	The appendix to this Agreement shall constitute an integral part hereof, and be sealed with paging seal together with the main contract.

Ways to contact Supervisory Department of Party A for report:	Ways to contact Party B for report:

Tel: 65546699-82576	Tel: 13910079094

Email: jubao@bj.chinamobile.com	Email: zhangyanchun@kongzhong.com

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Place for Affixing of Tax Stamps

(Seal of Beijing AirInbox Information Technologies Co.,)Ltd.

Column for Examination and Registration by Registration Authority: Person-in-charge：(seal)	(Special Seal of Beijing AirInbox Information Technologies Co., Ltd Contract) Technology Contract Registration Authority (Special-Purpose Seal) January 15, 2009